Exhibit 99.1

For release: May 4, 2018

Contact: John, K. Lines, SVP, General Counsel

Phone: (615) 890-2020

NHC Reports First Quarter 2018 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended March 31, 2018 totaled $242,961,000 compared to $238,538,000 for the quarter ended March 31, 2017, an increase of 1.9%. For the quarter ended March 31, 2018, income from operations increased 0.1% compared to the first quarter of 2017.

For the quarter ended March 31, 2018, the reported GAAP net loss attributable to NHC was $2,791,000. The net loss was primarily due to the new accounting standard of recording the quarterly market value change of our marketable equity securities through the income statement and also the estimated legal settlement within our Caris hospice partnership. Excluding the $15.5 million unrealized losses in our marketable equity securities portfolio, along with Caris’ legal settlement and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2018 was $16,093,000 (1). For the quarter ended March 31, 2018, the reported GAAP diluted loss per share was $0.18 and the adjusted diluted earnings per share was $1.06 (1).

(1)	See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing facilities with 9,623 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, and 36 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2018	2017
	(unaudited)
Revenues:
Net patient revenues	$231,692	$227,254
Other revenues	11,269	11,284
Net operating revenues	242,961	238,538

Costs and expenses:
Salaries, wages and benefits	140,095	138,055
Other operating	65,172	63,178
Facility rent	10,229	10,088
Depreciation and amortization	10,342	10,295
Interest	1,240	1,058
Total costs and expenses	227,078	222,674

Income from operations	15,883	15,864

Non-operating income (loss)	(3,065)	4,768
Unrealized losses on marketable equity securities	(15,517)	-

Income (loss) before income taxes	(2,699)	20,632
Income tax provision	(200)	(7,999)
Net income (loss)	(2,899)	12,633

Net loss attributable to noncontrolling interest	108	95

Net income (loss) attributable to National HealthCare Corporation	$(2,791)	$12,728

Net income (loss) per common share
Basic	$(0.18)	$0.84
Diluted	$(0.18)	$0.84

Weighted average common shares outstanding
Basic	15,216,635	15,173,491
Diluted	15,216,635	15,212,133

Dividends declared per common share	$0.48	$0.45

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2018	2017
	(unaudited)

Cash, cash equivalents and marketable securities	$178,530	$198,203
Restricted cash, cash equivalents and marketable securities	174,534	174,698
Current assets	305,160	329,311
Property and equipment, net	546,077	549,319
Total assets	1,059,221	1,096,526
Current liabilities	131,652	155,065
Long-term debt	100,000	100,000
NHC stockholders' equity	691,051	702,738

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Selected Operating Statistics

	Three Months Ended
	March 31
	2018	2017
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$461.03	$462.38
Managed Care	401.74	411.78
Medicaid	189.42	185.46
Private Pay and Other	238.77	231.65

Average Skilled Nursing Per Diem	$272.69	$268.30

Skilled Nursing Patient Days:
Medicare	127,223	123,896
Managed Care	60,287	59,618
Medicaid	309,700	315,288
Private Pay and Other	175,460	176,875

Total Skilled Nursing Patient Days	672,670	675,677

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2018	2017
	(unaudited)

Net income (loss) attributable to National Healthcare Corporation	$(2,791)	$12,728
Non-GAAP adjustments
Unrealized losses on marketable equity securities	15,517	-
Legal costs and charges related to Caris' legal investigation	8,228	123
Operating results for newly opened facilities not at full capacity (*)	192	838
Stock-based compensation expense	428	92
Provision of income taxes on non-GAAP adjustments	(5,481)	(411)
Non-GAAP Net income	$16,093	$13,370

GAAP diluted earnings (loss) per share	$(0.18)	$0.84
Non-GAAP adjustments
Unrealized losses on marketable equity securities	0.76	-
Legal costs and charges related to Caris' legal investigation	0.45	0.01
Operating results for newly opened facilities not at full capacity (*)	0.01	0.03
Stock-based compensation expense	0.02	-
Non-GAAP diluted earnings per share	$1.06	$0.88

(*) The newly opened facilities consist of one skilled nursing facility and two assisted living facilities that opened during 2017.

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